Exhibit 99.1

Casablanca Mining Announces NI 43-101 Technical Report For Free Gold Property

SAN DIEGO-- (BUSINESS WIRE)--CASABLANCA MINING (OTCQB: CUAU) announced today that it had received a National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") technical report on its Free Gold Property in the Marga Marga River basin located in Valparaiso, Chile.  The Report, entitled "Independent Technical Report Free Gold Property V Region Valparaiso, Chile, was prepared by the Fladgate Exploration Consulting Corporation under the supervision of Michael Thompson, HBSc, P.Geo and Caitlin Jeffs, HSBc, P .Geo.

The Report states “Through the acquisition of the Free Gold Project, Casablanca has acquired a portion of a major historical placer gold mining district in Chile that has, for the most part, not been subjected to modern exploration and exploitation techniques.  The property holds the potential to host significant gold mineralization of similar character and grade as those exploited in the district historically.” “Casablanca, in its acquisition of the rights to the Free Gold Project, has been able to acquire a number of mineral concessions in a historical mining district in Chile that holds potential to host a significant placer deposit.  The mining district has, for the most part, not been subjected to modern exploration techniques.  Casablanca is in the process of developing and implementing its first exploration program on the Free Gold Project.”

The preliminary results of the exploration pit program “confirmed the general location and tenor of the mineralization reported from the 1991 pitting and trenching program.  Samples were taken and passed through a wash plant including a series of sluice boxes and a final step of gold panning.  Gold recovered from each sample was weighed to determine gold grade per cubic meter.  Sampling was extended to bedrock wherever possible.”  Results show gold concentration ranging from 0.124 to 1.356 grams per cubic meter, weighted average grade of .665 grams per cubic meter and a mean value of .699 grams per cubic meter.

The Report notes that the “Free Gold Project should be considered an early exploration project upon which Casablanca has begun to conduct an exploration program in order to gain a further understanding and testing the extent of the mineralization located on the property.”

Juan Carlos Camus, CEO, said, "The Free Gold property is pending final permitting.  We expect to begin developing this property over the next several months."

The Company currently has equipment for production of 5,000 cubic meters per month on the Property and is expected to increase capacity to 20,000 cubic meters per month once final permitting is approved.  This production increase requires a new preparation plant, with production expected to increase to an annual rate of 240,000 cubic meters per year, subject to production conditions. The Company further anticipates total capital expenditures related to the Property to be approximately $1 million including the preparation plant and mining equipment and up to $1.15 million for additional exploration.  The Company’s principal financier, Angelique de Maison, has committed to provide the funding required for this Property.

Exhibit 99.1

About Fladgate

Fladgate Exploration Consulting Corporation is a full service mineral exploration consulting group.

The Qualified Person and author for this report is Caitlin Jeffs, Vice President of Fladgate and a geologist in good standing with the Association of Professional Geoscientists of Ontario (APGO #1488).  Ms. Jeffs has nine years experience in the mineral exploration industry, specializing in GIS and geological 3D modeling and program management.

The report is co-authored by Michael Thompson, Fladgate’s President and Principal Geologist, and a geologist in good standing with the Association of Professional Geoscientists of Ontario (APGO # 1521).  Mr. Thompson has more than 13 years of experience in the mineral exploration industry, specializing in the structural interpretation of Archean terranes.

About Casablanca Mining, Ltd.:

Casablanca Mining (OTC: CUAU), through its wholly owned subsidiary Santa Teresa Minerals, S.A., engages in the acquisition, exploration, development, and operation of precious metal properties in South America.  Its gold and copper mining operations are based near Santiago, Chile.  Santa Teresa Minerals currently has, directly and indirectly through various equity interests, mining rights in a producing gold mine, “Free Gold,” and in an exploration project, the “Casuto Project,” consisting of Los Azules 1-3, Tauro 1-6, and Los Chipi 1-16.  These projects include 30 different mining and mineral exploration properties including gold, copper and copper sulfate. Santa Teresa Minerals also owns a 60% equity position of Sociedad Sulfatos Chile S.A., a copper sulfate production project that owns the Anica Copper Mines, and a 60% equity position in a company with the rights to a revolutionary mining technology that extracts gold, silver and copper from raw mining materials using a proprietary and patented electrolysis method of electromining.

FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including expected industry patterns and other financial and business results and estimates that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results or estimates expressed or implied by this press release. Such risk factors include, among others: whether Casablanca Mining can successfully execute its operating plan, including mining and exploration projects; results of exploration, project development and capital costs of mineral properties; volatility of market prices for gold, copper and copper sulfate; Casablanca Mining’s ability to integrate acquired companies and technology; Casablanca Mining’s ability to retain key employees; general market conditions; and other factors discussed under “Risk Factors” in our current report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2011. Furthermore, estimates of mineralized material are based upon estimates made by us and our consultants.  Until mineralized material is actually mined and processed, it must be considered an estimate only.  Actual results may differ materially from those contained in the forward-looking statements in this press release. Casablanca Mining does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contacts
Casablanca Mining, Ltd.
Zirk Engelbrecht, President
619-717-8047
zirk@casablancamining.com